Exhibit 99.1

Superior Group of Companies Amends and Extends $200 Million Senior Secured Credit Facilities

●	Refinancing extends maturity to 2031 and maintains $75 million of incremental additional capacity

ST. PETERSBURG, Fla., August 11, 2026 — Superior Group of Companies, Inc. (NASDAQ: SGC) (the “Company”), today announced that it has entered into an Amended and Restated Credit Agreement with PNC Bank, National Association, as administrative agent, and a syndicate of lenders.

The amended and restated facilities consist of a $125 million revolving credit facility and a $75 million term loan, unchanged in size from the prior agreement and the Company retains the ability to request up to an additional $75 million of incremental capacity. The facilities have a five-year term, extending the Company’s debt maturity from August 2027 to August 2031.

“With $200 million of committed capacity and a five-year runway, we have the flexibility to support our capital allocation strategy and pursue disciplined growth across our segments,” said Michael Koempel, President and Chief Financial Officer. “We appreciate the confidence from our banking partners by extending these facilities with terms that are supportive of our growth initiatives.”

Additional information regarding the Amended and Restated Credit Agreement is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2026, and the full text of the agreement is filed as an exhibit thereto.

Disclosure Regarding Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by use of the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “potential,” or “plan” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements in this press release include statements regarding the Company’s capital allocation strategy and growth. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the factors described in the Company’s filings with the Securities and Exchange Commission ("SEC"), including those risks described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 entitled "Risk Factors" and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

About Superior Group of Companies, Inc. (SGC):

Established in 1920, Superior Group of Companies is comprised of three attractive business segments each serving large, fragmented and growing addressable markets. Across Healthcare Apparel, Branded Products and Contact Centers, each segment enables businesses to create extraordinary brand engagement experiences for their customers and employees. SGC’s commitment to service, quality, advanced technology, and omnichannel commerce provides unparalleled competitive advantages. We are committed to enhancing shareholder value by continuing to pursue a combination of organic growth and strategic acquisitions. For more information, visit www.superiorgroupofcompanies.com.

Contacts:

Investor Relations

investors@superiorgroupofcompanies.com